Exhibit 99.1

Greatbatch, Inc. Reports 2011 Third Quarter Results

CLARENCE, N.Y.--(BUSINESS WIRE)--October 27, 2011--Greatbatch, Inc. (NYSE: GB) today announced results for its third quarter ended September 30, 2011:

  Sales increased 3% over the prior year to $131.7 million, driven by 26% Vascular Access and 11% Orthopaedic growth.
  GAAP Operating Income decreased 2% while Adjusted Operating Income increased 2% over the prior year.
  GAAP and Adjusted Diluted EPS increased 20% and 21%, respectively, over the prior year.
  Generated strong operating cash flow of $21 million and repaid $10 million of long-term debt.
	Three Months Ended
(Dollars in thousands, except per share data)	September 30,	October 1,	%	July 1,	%
	2011	2010	Change	2011	Change
Sales	$131,718	$127,490	3%	$146,524	-10%

GAAP Operating Income	$12,888	$13,169	-2%	$18,303	-30%
GAAP Operating Income as % of Sales	9.8%	10.3%		12.5%

Adjusted Operating Income*	$14,714	$14,379	2%	$18,417	-20%
Adjusted Operating Income as % of Sales	11.2%	11.3%		12.6%

GAAP Diluted EPS	$0.30	$0.25	20%	$0.36	-17%
Adjusted Diluted EPS*	$0.41	$0.34	21%	$0.43	-5%

* See Tables A and B at the end of this release for a reconciliation of the differences between the adjusted financial measures and the most comparable GAAP financial measures.

CEO Comments

“This was another solid quarter for Greatbatch, as we realized year over year sales growth across all three of our Greatbatch Medical product lines,” stated Thomas J. Hook, President & CEO, Greatbatch, Inc. “We are effectively navigating through the challenges in our core markets by remaining dedicated to our three strategic objectives: growing and diversifying our revenue base; driving operating performance; and delivering innovative solutions to our customers. During the quarter, we continued to make progress on these initiatives, which supports our strategy to accelerate and drive revenue growth and profitability.”

Third Quarter Results

Third quarter 2011 sales grew 3% (2% constant currency) over the prior year period to $131.7 million, reflecting 26% Vascular Access growth and 11% (4% constant currency) Orthopaedic growth. Third quarter 2011 sales included the impact of foreign currency exchange rate fluctuations, which benefitted Orthopaedic sales by approximately $2 million compared to the prior year. During the quarter, CRM and Neuromodulation revenue increased 2% over the prior year period despite the slowdown in the underlying market. As expected, Electrochem revenue declined 12% in comparison to the prior year due to a one-time inventory build by an energy customer in 2010 that resulted in a record revenue quarter for that segment. For the third quarter, sales of medical devices developed under the Greatbatch name were approximately $1 million and approximately $2 million year to date. These sales are included in the CRM and Neuromodulation, and Vascular Access product lines and are expected to contribute up to $5 million of revenue for the full year in 2011.

Gross profit was $41.9 million in the third quarter of 2011, consistent with the comparable 2010 period. During the quarter, gross profit included the impact of higher performance-based compensation and price concessions made to our larger OEM customers near the end of 2010. As a result of this, as well as the higher mix of lower margin Orthopaedic revenue, gross profit as a percentage of sales decreased 110 basis points to 31.8% when compared to the 2010 third quarter.

Selling, general and administrative (“SG&A”) expenses increased 4% to $17.8 million, or 13.5% of sales, for the third quarter of 2011 compared to $17.1 million, or 13.4% of sales, for the same period of 2010. In comparison to the prior year, SG&A expenses for the 2011 quarter included higher performance-based compensation and an increase in professional and consulting costs incurred in connection with the Company’s medical device initiatives. Additionally, current quarter SG&A expenses were higher reflecting the impact of strengthening foreign currencies on our international operations in comparison to the prior year.

Net research, development and engineering costs (“RD&E”) for the 2011 third quarter were $11.1 million, or 8.4% of sales, slightly below the $11.4 million, or 8.9% of sales, for the comparable 2010 period, as the Company continues to invest resources in developing complete medical devices for its OEM customers. During the third quarter of 2011, the Company incurred $6.2 million ($5.3 million in 2010) of RD&E expenses related to the development of medical devices, including $1.6 million of design verification testing (“DVT”) costs related to the QiG Group’s development of a neuromodulation platform. Additionally, the third quarter of 2011 includes a higher level ($0.8 million) of customer cost reimbursements in comparison to the 2010 period.

GAAP operating income for the third quarter of 2011 was $12.9 million, compared to $13.2 million for the 2010 third quarter. Adjusted operating income was $14.7 million, or 11.2% of sales in the third quarter of 2011, compared to $14.4 million, or 11.3% of sales, for the comparable 2010 period. See Table A at the end of this release for a reconciliation of the differences between GAAP operating income and adjusted operating income and the “Use of Non-GAAP Financial Information” section below.

The 2011 third quarter GAAP and adjusted effective tax rates were 24.4% and 27.6%, respectively, compared to 28.1% and 30.0%, respectively, for the same period of 2010. The 2011 rates include the benefit of the R&D tax credit, which was reinstated in the fourth quarter of 2010 and extends through the end of 2011. Based upon the results for the first three quarters, the effective tax rate for the full year 2011 is expected to be approximately 32%.

GAAP and adjusted diluted EPS for the third quarter of 2011 were $0.30 and $0.41 per share, respectively, compared to $0.25 and $0.34 per share, respectively, for the third quarter 2010. This represents an increase of 20% and 21%, respectively, over the prior year. See Table B at the end of this release for a reconciliation of the differences between GAAP net income and diluted EPS to adjusted net income and diluted EPS and the “Use of Non-GAAP Financial Information” section below.

Cash flows from operations for the third quarter of 2011 were approximately $21 million compared to $28 million in the 2010 period. This decrease was primarily due to the timing of cash receipts and fluctuations in working capital levels. We currently expect that cash flow from operations will continue to be used to support RD&E investment, capital expenditures, consolidation initiatives and to further pay down debt. During the third quarter of 2011, the Company repaid $10 million of long-term debt.

CFO Comments

“We delivered another quarter of solid operating results and benefitted from lower interest expense and effective tax rate,” commented Thomas J. Mazza, Senior Vice President & CFO. “Based upon the results for the first three quarters of the year, we are on track to achieve our 2011 guidance. Our efficient operations continue to generate significant cash flow, which we are using to pay down debt, fund our medical device initiatives and strengthen our cash position. Additionally, we are taking steps to further rationalize and optimize our geographic footprint in order to improve efficiencies and prepare for increased volumes as our medical devices commercialize.”

Product Line Sales
The following table summarizes the Company’s sales by major product lines (dollars in thousands):

	Three Months Ended
	September 30,	October 1,	%	July 1,	%
Product Line	2011	2010	Change	2011	Change
Greatbatch Medical
CRM/Neuromodulation	$70,731	$69,376	2%	$77,724	-9%
Vascular Access	11,396	9,059	26%	10,769	6%
Orthopaedic	31,131	28,046	11%	37,922	-18%
Total Greatbatch Medical	113,258	106,481	6%	126,415	-10%
Electrochem	18,460	21,009	-12%	20,109	-8%
Total sales	$131,718	$127,490	3%	$146,524	-10%

Greatbatch Medical

CRM and Neuromodulation sales for the third quarter of 2011 increased 2% as prior year sales were at a lower level due to the timing of inventory pulls by customers. During the first half of 2011, CRM revenue included the benefit of customer inventory builds and product launches, which are now complete and will not reoccur in the second half of 2011. Additionally, CRM and Neuromodulation sales continue to be impacted by pricing pressures and a slowdown in the underlying market. As a result of these headwinds, we expect CRM and Neuromodulation revenue for 2011 to be flat in comparison to 2010, despite being up 1% for the first nine months of the year.

Third quarter 2011 sales for the Vascular Access product line increased 26% to $11.4 million compared to prior year sales of $9.1 million. This increase was mainly attributable to both growth in the underlying market and market share gains. Additionally, Vascular Access revenue for the quarter included approximately $0.5 million from sales of medical devices that were developed under the Greatbatch name.

Orthopaedic product line sales of $31.1 million for the third quarter of 2011 were 11% above the $28.0 million for the comparable 2010 period. Third quarter 2011 Orthopaedic sales included the favorable impact of foreign currency exchange rate fluctuations, which increased sales by approximately $2 million compared to the prior year. On a constant currency basis, sales were up 4% over the prior year period. This increase was primarily due to higher sales of orthopaedic instruments as a result of the investments made over the last several years to expand capabilities, shorten lead times, and improve quality and on-time delivery, partially offset by lower implant sales. In comparison to the 2011 second quarter, sales decreased 18% primarily due to seasonal facility shut-downs in our European operations, as well as a reduced number of customer product launches, which occurred in the first half of 2011 and are not expected to reoccur in the second half of 2011.

Electrochem

As expected, third quarter 2011 sales for the Electrochem business segment decreased 12% to $18.5 million compared to $21.0 million in the third quarter of 2010. The third quarter of 2010 included the benefit of a one-time energy customer inventory build that resulted in a record revenue quarter for that segment. Additionally, Electrochem revenue for the first half of 2011 included the benefit of seasonality in the energy market and the timing of inventory pulls by our environmental customers, which are not expected to reoccur in the second half of 2011.

Financial Guidance

At this time, we are reaffirming our revenue, adjusted operating income as a percentage of sales and adjusted diluted EPS guidance, which we revised upward following the second quarter:

Sales:	$550 million - $570 million
Adjusted Operating Income as a % of Sales:	12.0% - 13.0%
Adjusted Diluted EPS:	$1.60 - $1.70

It is important to note that foreign currency exchange rate fluctuations added approximately $8 million to revenue for the first three quarters of 2011 in comparison to 2010. It also is important to note that foreign currency exchange rate fluctuations do not materially impact the Company’s operating income as the benefit from higher revenue levels are naturally offset by a corresponding increase in production and SG&A costs.

Conference Call

The Company will host a conference call on Thursday October 27, 2011 at 5:00 p.m. ET to discuss these results. The scheduled conference call will be webcast live and is accessible through the Company’s website at www.greatbatch.com. An audio replay will also be available beginning from 8:00 p.m. ET on October 27, 2011 until November 3, 2011. To access the replay, dial 888-286-8010 (U.S.) or 617-801-6888 (International) and enter the passcode 95924459.

About Greatbatch, Inc.

Greatbatch, Inc. (NYSE: GB) provides top-quality technologies to industries that depend on reliable, long-lasting performance through its brands Greatbatch Medical, Electrochem and QiG Group. Greatbatch Medical develops and manufactures critical medical device technologies for the cardiac, neurology, vascular and orthopaedic markets. Electrochem designs and manufactures battery and wireless sensing technologies for high-end niche applications in the energy, military, portable medical, and other markets. The QiG Group empowers the design and development of new medical devices for our core markets. Additional information about the Company is available at www.greatbatch.com.

Use of Non-GAAP Financial Information

In addition to our results reported in accordance with GAAP, we provide adjusted operating income and margin, adjusted net income and adjusted earnings per diluted share. These adjusted amounts consist of GAAP amounts excluding the following adjustments to the extent occurring during the period: (i) acquisition-related charges, (ii) facility consolidation, manufacturing transfer and system integration charges, (iii) asset write-down and disposition charges, (iv) severance charges in connection with corporate realignments or a reduction in force, (v) litigation charges and gains, (vi) the impact of non-cash charges to interest expense due to the accounting change governing convertible debt, (vii) unusual or infrequently occurring items, (viii) certain RD&E expenditures (such as medical device DVT expenses), (ix) gain/loss on the sale of investments and (x) the income tax (benefit) related to these adjustments. Adjusted earnings per diluted share were calculated by dividing adjusted net income for diluted earnings per share by diluted weighted average shares outstanding. We believe that the presentation of adjusted operating income and margin, adjusted net income and adjusted diluted earnings per share provides important supplemental information to management and investors seeking to understand the financial and business trends relating to our financial condition and results of operations.

Forward-Looking Statements

Some of the statements in this press release, including the information provided under the caption “Financial Guidance,” are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended, and involve a number of risks and uncertainties. These statements can be identified by terminology such as “may,” “will,” “should,” “could,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” or the negative of these terms or other comparable terminology. These statements are based on the Company’s current expectations. The Company’s actual results could differ materially from those stated or implied in these forward-looking statements. Risks and uncertainties that could cause actual results to differ materially from those stated or implied by these forward-looking statements include, among others, the following matters affecting the Company: our dependence upon a limited number of customers; customer ordering patterns; product obsolescence; our inability to market current or future products; pricing/vertical integration pressure from customers; our ability to timely and successfully implement our cost reduction and plant consolidation initiatives; our reliance on third party suppliers for raw materials, products and subcomponents; our inability to maintain high quality standards for our products; challenges to our intellectual property rights; product liability claims; our inability to successfully consummate and integrate acquisitions and to realize synergies; our unsuccessful expansion into new markets; our ability to realize a return on our substantial RD&E investments, including system and device products; our inability to obtain licenses to key technology; regulatory changes or consolidation in the healthcare industry; global economic factors including currency exchange rates and interest rates; the resolution of various legal actions and other risks and uncertainties described in the Company’s Annual Report on Form 10-K and other periodic filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

Table A: Operating Income Reconciliation:

A reconciliation of GAAP operating income to adjusted amounts is as follows (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,	October 1,	September 30,	October 1,
	2011	2010	2011	2010
Operating income as reported	$12,888	$13,169	$49,157	$44,482
Adjustments:
Executive death benefits (SG&A)	-	885	-	885
Medical device DVT expenses (RD&E)	1,639	-	2,863	-
Consolidation costs	164	224	425	1,080
Integration expenses	-	5	-	135
Asset dispositions and other	23	96	(591)	597
Adjusted operating income	$14,714	$14,379	$51,854	$47,179
Adjusted operating margin	11.2%	11.3%	12.1%	11.8%
Table B: Net Income and Diluted EPS Reconciliation

A reconciliation of GAAP net income and diluted EPS to adjusted amounts is as follows (in thousands, except per share amounts):

	Three Months Ended		Nine Months Ended
	September 30,	October 1,	September 30,	October 1,
	2011	2010	2011	2010
Income before taxes as reported	$9,239	$8,290	$39,830	$28,805
Adjustments:
Executive death benefits (SG&A)	-	885	-	885
Medical device DVT expenses (RD&E)	1,639	-	2,863	-
Consolidation costs	164	224	425	1,080
Integration expenses	-	5	-	135
Asset dispositions and other	23	96	(591)	597
Gain on cost method investments, net	-	-	(4,232)	-
Note conversion option discount amortization	2,140	1,987	6,303	5,852
Adjusted income before taxes	13,205	11,487	44,598	37,354
Adjusted provision for income taxes	3,638	3,445	14,016	12,498
Adjusted net income	$9,567	$8,042	$30,582	$24,856
Adjusted diluted EPS	$0.41	$0.34	$1.29	$1.06
Number of shares	23,611	23,406	23,663	23,788

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - Unaudited
(in thousands except per share data)

	Three Months Ended		Nine Months Ended
	September 30,	October 1,	September 30,	October 1,
	2011	2010	2011	2010

Sales	$131,718	$127,490	$427,076	$400,314
Cost of sales	89,811	85,496	291,395	271,197
Gross profit	41,907	41,994	135,681	129,117
Operating expenses:
Selling, general and administrative expenses	17,760	17,098	53,980	49,220
Research, development and engineering costs, net	11,072	11,402	32,710	33,603
Other operating (income) expense, net	187	325	(166)	1,812
Total operating expenses	29,019	28,825	86,524	84,635
Operating income	12,888	13,169	49,157	44,482
Interest expense	4,125	4,577	12,802	14,864
Interest income	(1)	(4)	(9)	(9)
Gain on cost method investments, net	-	-	(4,232)	-
Other (income) expense, net	(475)	306	766	822
Income before provision for income taxes	9,239	8,290	39,830	28,805
Provision for income taxes	2,250	2,326	12,347	9,506
Net income	$6,989	$5,964	$27,483	$19,299

Earnings per share:
Basic	$0.30	$0.26	$1.18	$0.84
Diluted	$0.30	$0.25	$1.16	$0.82

Weighted average shares outstanding:
Basic	23,297	23,078	23,241	23,060
Diluted	23,611	23,406	23,663	23,788

CONDENSED CONSOLIDATED BALANCE SHEETS - Unaudited
(in thousands)

	As of
ASSETS	September 30,	December 31,
	2011	2010
Current assets:
Cash and cash equivalents	$41,627	$22,883
Accounts receivable, net	82,829	70,947
Inventories	115,293	101,440
Refundable income taxes	-	2,763
Deferred income taxes	7,856	7,398
Prepaid expenses and other current assets	5,426	6,078
Total current assets	253,031	211,509
Property, plant and equipment, net	144,307	146,380
Amortizing intangible assets, net	74,413	75,114
Trademarks and tradenames	20,288	20,288
Goodwill	308,557	307,451
Deferred income taxes	2,126	2,427
Other assets	9,113	13,807
Total assets	$811,835	$776,976

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$30,507	$27,989
Income taxes payable	1,213	-
Deferred income taxes	618	514
Accrued expenses	41,438	32,084
Total current liabilities	73,776	60,587
Long-term debt	198,305	220,629
Deferred income taxes	67,504	64,290
Other long-term liabilities	8,325	4,641
Total liabilities	347,910	350,147
Stockholders’ equity:
Preferred stock	-	-
Common stock	23	23
Additional paid-in capital	305,106	298,405
Treasury stock	(1,048)	(1,469)
Retained earnings	146,883	119,400
Accumulated other comprehensive income	12,961	10,470
Total stockholders’ equity	463,925	426,829
Total liabilities and stockholders’ equity	$811,835	$776,976

CONTACT:
Greatbatch, Inc.
Marco Benedetti, 716-759-5856
Corporate Controller & Treasurer
mbenedetti@greatbatch.com